Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-92041 and 333-92376 on Form S-8 and No. 333-72536 on Form S-3 of our reports dated June 23, 2006, relating to the financial statements and financial statement schedule of World Wrestling Entertainment, Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of World Wrestling Entertainment, Inc. for the year ended April 30, 2006.

/s/ Deloitte & Touche LLP

Stamford, Connecticut

June 29, 2006